QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5

                      June 29, 2000

Magellan Health Services, Inc.
6950 Columbia Gateway Drive
Columbia, Maryland 21046

Re:	Magellan Health Services, Inc. Registration Statement on Form S-3 Registration No. 333-64178

Gentlemen:

        We have acted as counsel to Magellan Health Services, Inc., a Delaware corporation ("Magellan"), in connection with the registration statement (the "Registration Statement"), of its (i) 6.5% Series A Junior Subordinated Convertible Debentures due 2009 (the "Debentures"); (ii) Series A Cumulative Convertible Preferred Stock, no par value per share (the "Preferred Stock"; and (iii) Common Stock, par value $.25 per share. The Debentures are to be issued in exchange for shares of the Preferred Stock pursuant to the terms of an Indenture (the "Indenture"), between Magellan and a national bank or trust company to be identified at the time of the issuance of the Debentures, as Trustee. The Indenture will be in substantially the form filed as Exhibit 4(i) to the Registration Statement. The shares of Common Stock being registered are to be issued upon conversion of the Preferred Stock. The shares of Preferred Stock being registered are to be issued upon the exercise of an option (the "Option" that was granted to the holders of the outstanding shares of Preferred Stock.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the form of the Indenture, such records of Magellan and all such agreements, certificates of officers or representatives of Magellan, and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of representatives of Magellan and of public officials, We have no reason to believe that such statements and representations are untrue.

        Based upon and subject to the foregoing, it is our opinion that

  1.
  The Debentures, when executed by duly authorized officers of Magellan, authenticated by duly authorized officers of the Trustee and delivered in exchange for shares of the Preferred Stock in accordance with the terms of the Indenture, will constitute the legal, valid and binding obligations of Magellan, enforceable against Magellan in accordance with their respective terms.

    Magellan Health Services, Inc.
    June 29, 2000

  2.
  The shares of Preferred Stock, when issued for the consideration provided for in the Option and otherwise in accordance with the terms of the Option, will be duly authorized and validly issued and will be full paid and non-assessable

  3.
  The shares of Common Stock, when delivered upon the conversion of the shares of Preferred Stock, will be duly authorized and validly issued and will be fully paid and non-assessable.

        Our opinion is subject to the following qualifications:

        (a)  The enforceability of the Indenture and the Debentures against Magellan may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or at equity) and (iii) limitations on the enforceability of rights to indemnification or contribution thereunder by federal or state securities laws or regulations or the public policy relating thereto. Such principles of equity are of general application, and in applying such principles, a court, among other things, might not allow a creditor to accelerate maturity of a debt upon the occuence of a default deemed immaterial or for non-credit reasons or might include a requirement that a creditor act with reasonableness and in good faith. Furthermore, a court may refuse to enforce a covenant where a court deems such covenant to be violative of applicable public policy.

        (b)  Certain of the remedial provisions of the Indenture may be unenforceable in whole or in part under the laws of the State of New York, but such provisions do not, in our opinion, make the remedies available inadequate for the practical realization of the rights and benefits afforded by the Indenture.

        We hereby consent to the reference to our firm under the caption "Validity of the Securities" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      KING & SPALDING

QuickLinks

  Exhibit 5